Exhibit 10.3

FORM OF OMNIBUS AGREEMENT

by and among

EMPIRE PETROLEUM PARTNERS, LLC;

EMPIRE PETROLEUM PARTNERS, LP;

and

EMPIRE PETROLEUM PARTNERS GP, LLC

i

Section 9.09	Entire Agreement	18
Section 9.10	Amendments	18
Section 9.11	Survival	18
Section 9.12	Counterparts; Multiple Originals	19
Section 9.13	Exhibits and Schedules	19
Section 9.14	Table of Contents; Headings; Subheadings	19
Section 9.15	Construction	19
Section 9.16	Business Practices	19

Schedule I	Environmental Matters
Schedule II	Services

ii

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into as of the Effective Date by and among EMPIRE PETROLEUM PARTNERS, LLC, a Delaware limited liability company (“Empire”), EMPIRE PETROLEUM PARTNERS GP, LLC, a Delaware limited liability company (the “General Partner”), and EMPIRE PETROLEUM PARTNERS, LP, a Delaware limited partnership (the “Partnership”).

Recitals

WHEREAS, the Parties (as defined herein) desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the general and administrative support services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to Empire’s obligation to negotiate in good faith with the Partnership to enter into fuel supply agreements in the future.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Defined Terms

Section 1.01 Defined Terms. The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

(a)	“Affiliate” has the meaning ascribed to that term in the Partnership Agreement.

(b)	“Agreement” means this Omnibus Agreement, together with all exhibits and schedules attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(c)	“Assets” means all motor fuel purchase agreements, motor fuel supply agreements, consignment agreements, fee simple properties, leased properties, leases, subleases, easements and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any Partnership Group Member, or owned by, leased by or necessary for the operation of the business, properties or assets of any Partnership Group Member, prior to or as of the Effective Date.

(d)	“Business Day” means any Day except for Saturday, Sunday or a legal holiday in Texas.

(e)	“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Effective Date, by and among the General Partner, the Partnership, EPP – Atlas Acquisition, LLC, EPP – Besche Acquisition, LLC, Empire Petroleum Operating, LLC, Empire Petroleum Services, LLC, Empire Petroleum Fuel Distribution, LLC, EPP – Texas Acquisition, LLC, EPP Leasing I, LLC, EPP Leasing – 1550 Lilburn Stone Mountain, LLC, EPP – RW Acquisition, LLC, Sunoco North Carolina Acquisition II, LLC, Quik-Way Retail Associates II, Ltd., Quick-Way Operating, LLC, and Empire, with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

(f)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(g)	“Covered Environmental Losses” has the meaning ascribed to that term in Section 3.01(a).

(h)	“Covered Litigation Matters” has the meaning ascribed to that term in Section 3.03(b).

(i)	“Covered Property Losses” has the meaning ascribed to that term in Section 3.02.

(j)	“Day” means the period of time commencing at 12:00 a.m. on one calendar day and running until, but not including, 12:00 a.m. on the next calendar day, according to local time in Dallas, Texas.

(k)	“De Minimis Environmental Loss” has the meaning ascribed to that term in Section 3.06(a).

(l)	“Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the Partnership.

(m)	“Empire” has the meaning ascribed to that term in the introductory paragraph.

(n)	“Empire Supply Agreement” means the Fuel Supply Agreement, dated as of the Effective Date, by and among the Partnership, Empire Petroleum Fuel Distribution, LLC, Empire Petroleum Services, LLC, Quick-Way Retail Associates II, Ltd. and Empire Commercial Fueling, LLC.

(o)	“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up , removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, participation in a supplemental environmental project in partial or whole mitigation of a fine, penalty, or other sanction, or measures to abate, mitigate, or resolve any violation of Environmental Laws as in effect prior to the Effective Date.

(p)	“Environmental Deductible” has the meaning ascribed to that term in Section 3.06(a).

(q)	“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health and safety, natural resources, and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any hazardous wastes.

(r)	“Environmental Permit” means any permit, approval, identification number, license, registration, certification, filing, notice, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

(s)	“General Partner” has the meaning ascribed to that term in the introductory paragraph.

(t)	“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(u)	“Hazardous Substance” means (a) any material, waste or substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined, listed, regulated, or classified as hazardous or toxic, or as a pollutant or contaminant, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos containing materials, radioactive materials, radon, and polychlorinated biphenyls, and (b) oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons and petroleum products and fractions or by-products thereof.

(v)	“Identification Deadline” means the third anniversary of the Effective Date.

(w)	“Indemnified Party” means any applicable Partnership Group Member or Empire, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.

(x)	“Indemnifying Party” means any Partnership Group Member or Empire, as the case may be, in its capacity as the Party from which indemnification may be sought in accordance with Article III.

(y)	“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(z)	“Limited Partner” has the meaning ascribed to that term in the Partnership Agreement.

(aa)	“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

(bb)	“Month” or “Monthly” means a calendar month commencing at 12:00 a.m. on the first Day thereof and running until, but not including, 12:00 a.m. on the first Day of the following calendar month, according to local time in Dallas, Texas.

(cc)	“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

(dd)	“Partnership” has the meaning ascribed to that term in the introductory paragraph.

(ee)	“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Effective Date, as such agreement is in effect on the Effective Date, and as may be amended from time to time.

(ff)	“Partnership Change of Control” means Empire ceases to Control the General Partner.

(gg)	“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

(hh)	“Partnership Group Member” means any member of the Partnership Group.

(ii)	“Partnership Interest” has the meaning ascribed to that term in the Partnership Agreement.

(jj)	“Party” means Empire, the Partnership or the General Partner, individually; and “Parties” means Empire, the Partnership or the General Partner, collectively.

(kk)	“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(ll)	“Property Deductible” has the meaning ascribed to that term in Section 3.06(b).

(mm)	“Proposed Transaction” has the meaning ascribed to that term in Section 5.02(a).

(nn)	“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-204081), as amended.

(oo)	“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

(pp)	“Response Deadline” has the meaning ascribed to that term in Section 5.02(a).

(qq)	“Retail Fuel Outlets” has the meaning ascribed to that term in Section 6.01.

(rr)	“Retained Assets” means all assets owned by Empire that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

(ss)	“ROFO Assets” has the meaning ascribed to that term in Section 5.01(a).

(tt)	“ROFO Notice” has the meaning ascribed to that term in Section 5.02(a).

(uu)	“ROFO Period” has the meaning ascribed to that term in Section 5.01(a).

(vv)	“ROFO Response” has the meaning ascribed to that term in Section 5.02(a).

(ww)	“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

(xx)	“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

(yy)	“Services” has the meaning ascribed to that term in Section 4.01(a).

(zz)	“Subsidiary” has the meaning ascribed to that term in the Partnership Agreement.

Section 1.02 Other Defined Terms. Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings ascribed to such terms elsewhere in this Agreement.

Section 1.03 Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to Articles, Sections, Exhibits and schedules shall be deemed to be references to Articles and Sections of, and Exhibits and schedules to, this Agreement unless the context requires otherwise.

ARTICLE II

Term

Section 2.01 Term and Termination. This Agreement shall commence on the Effective Date and shall continue in effect until terminated by a written agreement executed by all of the Parties. At any time following the occurrence of a Partnership Change of Control, either Empire or the Partnership may terminate this Agreement upon written Notice to the other and such termination shall be effective at the later of such Partnership Change of Control and the date specified in such Notice; provided, however, that the Parties’ indemnification obligations under Article III shall, to the fullest extent permitted by Law, survive the termination of this Agreement in accordance with their respective terms.

ARTICLE III

Indemnification

Section 3.01 Environmental Indemnification.

(a)	Subject to Section 3.01(b), Empire shall indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the following (collectively, “Covered Environmental Losses”):

(i)	any actual or alleged violation of, correction of a violation of, noncompliance with or liability under any Environmental Laws as in effect prior to the Effective Date associated with or arising from the ownership or operation of the Assets prior to the Effective Date;

(ii)	any environmental event, omission, condition or matter that results in any liability or obligation under Environmental Laws and is associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the Release or threatened Release of Hazardous Substances generated by operation of the Assets at non-Asset locations) prior to the Effective Date, including, without limitation, (A) the cost and expense of any Environmental Activities and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws as in effect prior to the Effective Date;

(iii)	any environmental event, omission, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Effective Date; and

(iv)	any environmental event, omission, condition or matter or currently pending legal action against Empire or its affiliates described on Schedule I attached hereto.

(b)

With respect to any violation included under Section 3.01(a)(i) or any environmental event, omission, condition or matter included under Section 3.01(a)(ii) that is associated with the ownership or operation of the Assets, Empire will be obligated to indemnify such Partnership Group Member only if and to the extent that such violation or environmental event, omission, condition or matter (y) was caused by the consummation of the transactions contemplated by the Contribution Agreement or (z) commenced, occurred or existed before the Effective Date under Environmental Laws as in effect prior to the Effective Date, even if such liability does not accrue until after the Closing Date, and in either case, Empire receives notice in writing of such violation or environmental event, omission, condition or matter prior to the Identification Deadline. For the avoidance of doubt, (i) nothing in this Section 3.01(b) shall apply to Empire’s indemnification obligations under Section 3.01(a)(iii) and (ii) Empire shall have no indemnification obligations under Sections 3.01(a)(i) and 3.01(a)(ii) with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated on or after the Effective Date.

(c)	The Partnership Group, jointly and severally, shall indemnify, defend and hold harmless Empire from and against any Losses suffered or incurred by Empire, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any actual or alleged violation of, noncompliance with or liability under any Environmental Laws as in effect on or after the Effective Date associated with or arising from the ownership or operation of the Assets occurring on or after the Effective Date; and

(ii)	any environmental event, omission, condition or matter that results in any liability or obligation under Environmental Laws and is associated with or arising from the ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the Release or threatened Release of Hazardous Substances generated by operation of the Assets at non-Asset locations) on or after the Effective Date, including (A) the cost and expense of any Environmental Activities and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws as in effect on or after the Effective Date;

regardless of whether such violation included under Section 3.01(c)(ii) or such environmental event, omission, condition or matter included under Section 3.01(c)(iii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Empire under this Article III (without giving effect to the Environmental Deductible).

Section 3.02 Real Property Indemnification. Empire shall indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member by reason of or arising out of the following (collectively, “Covered Property Losses”):

(a)	the failure of such Partnership Group Member to be the owner, as of the Effective Date, of such valid and indefeasible title, easement rights, fee ownership or leasehold interests in and to the Assets conveyed or contributed to such Partnership Group Member on the Effective Date (subject, in each case, (i) to the terms under which such interests were granted or created, or any other contractual terms governing the interests in such Assets, and (ii) with respect to any interests not constituting an interest in real property under the law of the state in which such Asset is located, the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors), and such failure renders such Partnership Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by Empire immediately prior to the Effective Date as described in the Registration Statement;

(b)	the failure of the applicable Partnership Group Member to have, on the Effective Date, the consents, licenses and permits necessary to allow the transfer of any of the Assets to the Partnership Group, where such failure renders a Partnership Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by Empire immediately prior to the Effective Date as described in the Registration Statement; and

(c)	the cost of curing any condition set forth in Section 3.02(a) or (b) that does not allow any Asset to be operated in accordance with prudent industry practice;

in each case to the extent that Empire is notified in writing of any of the foregoing prior to the Identification Deadline.

Section 3.03 Additional Indemnification by Empire. In addition to and not in limitation of the indemnification provided under Section 3.01(a) and Section 3.02 (but subject to the provisions of this Section 3.03), Empire shall indemnify, defend, and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member by reason of or arising out of:

(a)	(i) the consummation of the transactions contemplated by the Contribution Agreement or (ii) events and conditions associated with the ownership or operation of the Assets and occurring before the Effective Date (other than Covered Environmental Losses, which are provided for under Section 3.01, and Covered Property Losses, which are provided for under Section 3.02);

(b)	any litigation matters attributable to the ownership or operation of the Assets prior to the Effective Date, including any currently pending legal action against Empire and its affiliates set forth on Schedule III (collectively, “Covered Litigation Matters”);

(c)	all federal, state and local Tax liabilities attributable to the ownership or operation of the Assets on or prior to the Effective Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such Tax liabilities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring prior to the Effective Date or from the consummation of the transactions contemplated by the Contribution Agreement (other than real property taxes that have been accrued but not paid prior to the Effective Date);

(d)	events and conditions associated with the Retained Assets and whether occurring before or after the Effective Date; and

(e)	the failure of any Partnership Group Member to have on the Effective Date any consent, license, permit or approval necessary to allow such Partnership Group Member to own or operate the Assets in substantially the same manner described in the Registration Statement.

Section 3.04 Additional Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under Section 3.01(c) or the Partnership’s partnership agreement, the Partnership Group, jointly and severally, shall indemnify, defend, and hold harmless Empire from and against any Losses suffered or incurred by Empire by reason of or arising out of events and conditions to the extent associated with the ownership or operation of the Assets and occurring after the Effective Date, unless such indemnification would not be permitted by any Partnership Group Member under the Partnership’s partnership agreement.

Section 3.05 Indemnification Procedures.

(a)	The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide written Notice to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)	The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto, provided that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, however, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c)	The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the indemnification under this Article III for which a request for indemnification is made, including, without limitation, the prompt furnishing to the Indemnifying Party of any Notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense or counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense or counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.05(c). In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. So long as the Indemnified Party is still seeking indemnification hereunder, the Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d)	In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party with respect to such loss, cost, damage or expense, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons, provided that each Indemnified Party shall at all times use good faith efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable cost or expense to obtain recoveries from insurers, including title insurers under any available title insurance policies, and other third Person in respect of this Section 3.05(d).

(e)	With respect to Covered Environmental Losses, Empire shall have the sole right and authority to manage any remediation required by Law, and, upon reasonable request from Empire, the Partnership will, and will cause each Partnership Group Member to, cooperate with Empire and its contractors or subcontractors to facilitate such remediation.

Section 3.06 Limitations on Indemnity Coverage.

(a)	With respect to Covered Environmental Losses under Sections 3.01(a)(i) or 3.01(a)(ii), Empire shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member (i) for any individual Covered Environmental Loss less than $25,000 (a “De Minimis Environmental Loss”) and (ii) until such time as the total aggregate amount of Covered Environmental Losses exceeds $250,000 (the “Environmental Deductible”), at which time Empire shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses (excluding any De Minimis Environmental Losses) over the Environmental Deductible; provided, however, that to the extent any cure or remediation of any environmental matter is required under Sections 3.01(a)(i) or 3.01(a)(ii), Empire will be obligated to indemnify the Partnership Group only to the extent of any cure or remediation that is required by Law (after giving effect to the Environmental Deductible). For the avoidance of doubt, it is agreed that the Environmental Deductible shall not apply to any Covered Environmental Losses incurred by any Partnership Group Member related to the matters set forth on Schedule I attached hereto.

(b)	With respect to Covered Property Losses under Section 3.02, Empire shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member for any individual Covered Property Loss until such time that the total aggregate amount of Covered Property Losses exceeds $50,000 (the “Property Deductible”), at which time Empire shall be obligated to indemnify the Partnership Group for the excess of such Covered Property Losses over the Property Deductible; provided, however, that to the extent the Partnership Group attempts to cure any matter for which it is entitled to indemnification under Section 3.02, Empire will be obligated to indemnify the Partnership Group only to the extent of any reasonably required cure (after giving effect to the Property Deductible).

(c)	Notwithstanding anything to the contrary, the aggregate amount that Empire shall be liable for in respect of any and all indemnification Losses under this Article III, excluding any Covered Litigation Matters set forth on Schedule III, shall not exceed $10,000,000. For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article III other than as described in this Section 3.06, and there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III other than as described in this Section 3.06.

(d)	The indemnification obligations set forth in Section 3.03(c) shall survive until 60 days after the expiration of any applicable statute of limitations and all other indemnification obligations set forth in this Article III shall survive until the third anniversary of the Effective Date; provided, however, that any such indemnification obligation shall remain in full force and effect thereafter only with respect to any bona fide claim made thereunder prior to any such expiration and then only for such period as may be necessary for the resolution thereof.

Section 3.07 Past Acquisitions. Empire agrees to (and to cause its applicable Affiliates to) assign to the Partnership all legal rights to pursue claims for indemnification included in any acquisition agreements pursuant to which Empire or such Affiliates (excluding the Partnership Group) acquired any of the Assets. If such legal rights are not assignable pursuant to the terms of such acquisition agreements or for any other reason, Empire agrees to (and to cause its applicable Affiliates to) pursue its remedies for any indemnifiable claims on behalf of the Partnership.

ARTICLE IV

Services

Section 4.01 General and Administrative Services.

(a)	The Partnership Group shall reimburse Empire for all direct and allocated costs and expenses incurred by Empire, on behalf of the General Partner and for the Partnership Group’s benefit, any general and administrative support services, including but not limited to, the services listed on Schedule II attached hereto (“Services”). The General Partner shall be entitled to allocate to the Partnership any costs and expenses incurred by Empire in connection with providing the Services on any reasonable basis as determined in good faith by the General Partner. In the event that such Services are associated with Empire’s operation of both of the businesses of Empire and the Partnership Group, including, without limitation, general and administrative functions, such reasonable basis may include, at the election of the General Partner, allocating a portion of such costs and expenses incurred during a particular period to the Partnership on a pro rata basis (based on the relative revenues, earnings or assets of Empire, on the one hand, and the Partnership Group on the other, or any other reasonable basis determined by the General Partner).

(b)	The Partnership Group hereby agrees to reimburse Empire for all costs and expenses allocated to the Partnership Group in accordance with Sections 4.01(a).

(c)	As long as the General Partner is an Affiliate of Empire, the Partnership and Empire may settle the Partnership Group’s financial obligations to Empire through Empire’s normal inter-affiliate settlement processes. Except as provided in the immediately preceding sentence, the amount of any reimbursements due to Empire under this Section 4.01 shall be paid by the Partnership Group no later than the 30th Day of the Month following the Month in which the applicable reimbursable costs or expenses are incurred, provided that if such Day is not a Business Day, then the Partnership Group shall pay such amount without interest on the next Business Day.

ARTICLE V

Right of First Offer

Section 5.01 Right of First Offer to Purchase Certain Assets.

(a)	Empire hereby grants to the Partnership a right of first offer on all or any part of (i) any asset that Empire acquires in the motor fuel distribution business and (ii) any real estate it acquires relating to the motor fuel distribution business (collectively, the “ROFO Assets”), to the extent that Empire proposes to Transfer or sell all or any part of any ROFO Asset to a third party, for a period (the “ROFO Period”) beginning at the Effective Date and ending at the earlier of (i) the fifth anniversary of the Effective Date and (ii) upon the occurrence of a Partnership Change of Control.

(b)	The Parties acknowledge that any Transfer of all or any part of the ROFO Assets pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of securityholders, Governmental Authorities, lenders or other third parties.

Section 5.02 Procedures.

(a)	If and to the extent that Empire determines to offer all or any part of any applicable ROFO Asset(s) to a third party (other than a member of the Partnership Group) during the ROFO Period pursuant to Section 5.01(a) (a “Proposed Transaction”), Empire shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include (i) a description of the ROFO Asset(s) subject to the Proposed Transaction, (ii) the offered price and (iii) any other material terms, conditions and details as would be necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction, which terms, conditions and details shall at a minimum include any terms, condition or details that Empire would propose to provide to non-Affiliates in connection with the Proposed Transaction. If the Partnership determines to purchase the ROFO Asset(s), the Partnership shall have 45 Days following receipt of the ROFO Notice (the “Response Deadline”) to propose an offer to enter into the Proposed Transaction with Empire (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the ROFO Asset(s) and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership before the Response Deadline, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset(s), subject to Section 5.02(c).

(b)	Unless the ROFO Response is rejected pursuant to written Notice delivered by Empire to the Partnership within 45 Days of the delivery to Empire of the ROFO Response, such ROFO Response shall be deemed to have been accepted by Empire, and Empire shall enter into an agreement with the Partnership providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response. Unless otherwise agreed between Empire and the Partnership, the terms of the purchase and sale agreement will include the following:

(i)	the Partnership will deliver the agreed purchase price (in cash, Partnership interests, an interest-bearing promissory note or any other consideration agreed upon by the Partnership and Empire);

(ii)	Empire will represent that it has title to the applicable ROFO Asset(s) that is sufficient to own and operate the applicable ROFO Asset(s) in substantially the same manner as the ROFO Asset(s) were used and operated by Empire immediately prior to the Proposed Transaction, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as Empire may approve;

(iii)	the closing date for the purchase of the ROFO Asset(s) shall occur no later than 120 Days following receipt by Empire of the ROFO Response pursuant to Section 5.02(a);

(iv)	Empire and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 5.02(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(v)	Neither Empire nor the Partnership shall have any obligation to sell or buy the applicable ROFO Asset(s) if any consent referred to in Section 5.01(b) has not been obtained.

(c)

If the Partnership has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, Empire shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If Empire rejects a ROFO Response with respect to any Proposed Transaction, Empire shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the Partnership in the ROFO Response to the ROFO Entity.

(d)	If requested by the Partnership, Empire shall use commercially reasonable efforts to obtain any financial statements with respect to any ROFO Assets Transferred pursuant to this Article V to the extent required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

(e)	The Partnership can assign its rights and obligations under this Article V to any Partnership Group Member.

ARTICLE VI

Empire Obligation to Negotiate

Section 6.01 Empire Obligation to Negotiate. Empire agrees that in the event that it acquires any retail motor fuel outlet, or enters into any new consignment arrangements for the retail sale of motor fuel (collectively, “Retail Fuel Outlets”), it will negotiate in good faith with the Partnership to enter into a fuel supply agreement for the purchase of motor fuel from the Partnership, other than for any Retail Fuel Outlets already party to an existing supply agreement. In any such cases, Empire agrees that it will negotiate in good faith to enter into a fuel supply agreement for the purchase of motor fuel for such Retail Fuel Outlet upon the expiration of the existing supply agreement. Empire’s obligation to negotiate with the Partnership under this Article VI will terminate at the end of the ROFO Period.

ARTICLE VII

Notices

Section 7.01 Notices. Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to any Partnership Group Member:	If to Empire:

Empire Petroleum Partners GP, LLC 8350 North Central Expressway, Suite M2185 Dallas, Texas 75206 Attention: Chief Executive Officer	Empire Petroleum Partners, LLC 8350 North Central Expressway, Suite M2185 Dallas, Texas 75206 Attention: Chief Financial Officer

A Party may change its address for Notice upon Notice to each other Party in accordance with this Section 7.01.

Section 7.02 Effective upon Receipt. Any Notice given in the manner set forth in Section 7.01 shall be effective upon actual receipt if received during normal business hours, or at the beginning of the recipient’s next Business Day if not received during normal business hours.

ARTICLE VIII

Limitation of Liability

Section 8.01 No Liability for Consequential Damages. EXCEPT AS PROVIDED IN ARTICLE III, IN NO EVENT SHALL A PARTY BE LIABLE TO ANOTHER PARTY FOR, AND NO COURT IS AUTHORIZED TO AWARD, ANY PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTIONS, HOWEVER THEY MAY BE CAUSED.

ARTICLE IX

Miscellaneous

Section 9.01 Applicable Law. Regardless of the place of contracting, place(s) of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements hereto, shall be governed and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.

Section 9.02 Disputes between the Parties. Any legal suit, action or proceeding arising out of or based upon this Agreement may be instituted in the Court of Chancery of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.03 Assignment. No Party may assign its rights or delegate its duties under this Agreement without prior written consent of each other Party; provided, however, that (a) the Partnership can assign its rights under Article V and VI to any Partnership Group Member.

Section 9.04 No Third-Party Rights. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and permitted assigns. No Limited Partner shall have any right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 9.05 No Fiduciary Duties. No Party shall have any fiduciary obligations or duties to any other Party or Person by reason of this Agreement. Any Party may conduct any activity or business for its own profit whether or not such activity or business is in competition with any activity or business of the other Parties.

Section 9.06 Compliance with Laws. Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.

Section 9.07 Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, this Agreement shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 9.08 Non-Waiver. The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 9.09 Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

Section 9.10 Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by all of the Parties.

Section 9.11 Survival. Any indemnification granted hereunder by a Party to any other Party shall survive the termination of this Agreement in accordance with the terms of the indemnification.

Section 9.12 Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

Section 9.13 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated into and constitute part of this Agreement. If there is any conflict between this Agreement and any exhibit or schedule, the provisions of the exhibit or schedule shall control.

Section 9.14 Table of Contents; Headings; Subheadings. The table of contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 9.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.16 Business Practices. Empire shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with the Partnership Group pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by the Partnership Group as being complete and accurate in any further recording and reporting made by the Partnership Group for whatever purposes. Empire shall notify the Partnership if it discovers any errors in such billings, reports, or settlement documents.

[Signature pages follow.]

IN WITNESS WHEREOF, Empire, the Partnership and the General Partner have signed this Agreement as of the Effective Date.

EMPIRE PETROLEUM PARTNERS, LLC

By:
Name:
Title:

EMPIRE PETROLEUM PARTNERS GP, LLC

By:
Name:
Title:

EMPIRE PETROLEUM PARTNERS, LP

By: Empire Petroleum Partners GP, LLC

By:
Name:
Title:

Signature page to Omnibus Agreement

Schedule I

Environmental Matters

1.	[None.]

Schedule II

Services

1.	Salaries, benefits and other employee-related costs (excluding equity compensation expense) with respect to the Empire employees who are involved in providing services for our benefit.

2.	Any centralized corporate expenses incurred by Empire that are allocable to us.

3.	Costs incurred by Empire in assisting us with managing our business.

4.	Any incremental general and administrative expenses we incur as a result of being a publicly traded partnership, which includes expenses associated with our SEC reporting requirements, tax return and Schedule K-1 preparation and distribution expenses, expenses associated with listing on the NYSE, fees of our independent registered accounting firm, legal fees, investor relations expenses, transfer agent and registrar fees, director compensation and director and officer liability insurance expenses.

5.	Fees and expenses payable to professional advisors, including legal, accounting, tax and other advisory services.

Schedule III

Covered Litigation Matters

1.	None.